Exhibit 16.1
August 30, 2007
Securities and Exchange Commission
100 F Street, N.E.
Washington, D.C. 20549
Commissioners:
We have read the statements made by Hanover Compressor Company (copy attached), which we understand will be filed with the Securities and Exchange Commission, pursuant to Item 4.01 of Form 8-K, as part of the Form 8-K/A of Hanover Compressor Company dated August 20, 2007. We agree with the statements concerning our Firm in such Form 8-K/A.
Very truly yours,
/s/ PricewaterhouseCoopers LLP

Item 4.01 Changes in Registrant’s Certifying Accountant.
     On August 20, 2007, Hanover Compressor Company (“Hanover” or the “Company”) dismissed PricewaterhouseCoopers LLP (“PwC”) as the Company’s independent registered public accounting firm, as approved by the Audit Committee of Hanover’s Board of Directors.
     PwC’s reports on Hanover’s financial statements for the past two fiscal years did not contain an adverse opinion or a disclaimer of opinion, nor were they qualified or modified as to uncertainty, audit scope or accounting principles.
     During the two most recent fiscal years and through August 20, 2007, there were no disagreements with PwC on any matter of accounting principles or practices, financial statement disclosure, or auditing scope or procedure, which disagreements, if not resolved to the satisfaction of PwC, would have caused PwC to make reference thereto in its reports on Hanover’s financial statements for such years.
     During the two most recent fiscal years and through August 20, 2007, there were no reportable events as defined in Regulation S-K Item 304(a)(1)(v).
     The Company has provided PwC with a copy of the above disclosures and requested that PwC furnish the Company with a letter addressed to the Securities and Exchange Commission stating whether or not it agrees with the foregoing statements. A copy of the letter from PwC is filed herewith as Exhibit 16.1.
     On August 20, 2007, the Audit Committee of Exterran Holdings, Inc., the Company’s parent company (“Exterran”), approved the appointment of Deloitte & Touche LLP (“Deloitte”) as the independent registered public accounting firm to audit Exterran’s consolidated financial statements for fiscal year 2007. During the Company’s two most recent fiscal years and through August 20, 2007, the Company did not consult Deloitte with respect to any of the matters or events listed in Regulation S-K Item 304(a)(2).